  Exhibit 6(c)

CONSULTING & COORDINATION AGREEMENT:

The Chosen, LLC, a Utah limited liability company ("Company"), intends to engage in a public offering of securities pursuant to an exemption from registration pursuant to Section 3(b) of the Securities Act of 1933, as amended (the "Act") and Regulation A promulgated thereunder (the "Offering").

Advisory Services

Company desires to engage the services of VidAngel, Inc. ("VidAngel," "we," "our" or "us") to consult and advise in connection with the Offering ("Advisory Services"). Our Advisory Services can include: (i) general financial advice and assistance regarding structuring the Company's business; (ii) assistance with analyzing the best strategy for the Offering; (iii) helping with the drafting of the Offering Statement on Form 1-A and related offering circular regarding the offering; (iv) designing and building a technological platform to facilitate the Offering; and (vi) assisting Company with such other matters as we may agree. By way of clarification, however, Advisory Services shall NOT include acting as placement agent for the Offering, soliciting investors or indications of interest in buying securities, discussing the merits of the offering with third parties, or any other activity that could be characterized as a brokerage activity.

As compensation for our Advisory Services, Company will pay VidAngel a fee of $600,000 when Company's cash flow is sufficient to allow payment but not later than the closing of Company's Regulation A offering for at least the minimum amount.

Coordination Services

Company also desires to engage VidAngel to provide certain ancillary support services related to the process of qualifying the Offering and preparing and disseminating materials related to its distribution effort ("Coordination Services"). Such services include:

- Coordinating legal counsel, audit and third-party vendor services necessary to the Offering
- Preparing and coordinating public relations and marketing/advertising materials

For its Coordination Services, VidAngel shall receive reimbursement of its actual out-of-pocket expenses, advances, and disbursements when Company's cash flow is sufficient to allow payment but not later than the closing of Company's Regulation A offering for at least the minimum amount and will be granted common Units of the Company's membership interest in amount equal to two percent of the Company's aggregate outstanding Units at the conclusion of its Regulation A offering.

Terms and Conditions

VidAngel will request that Company provide such information as VidAngel reasonably deems necessary or appropriate to perform its Advisory Services. Company agrees and acknowledges that, VidAngel and its employees, agents, counsel, and advisors will rely entirely on Company to provide all information concerning itself and its business related to its performance of those services. VidAngel and its employees, agents, legal counsel, and advisors assume no responsibility for the accuracy and/or completeness of that information. Company represents that all information provided to VidAngel will be true, accurate and complete in all material respects and, to the best of Company's knowledge, will not omit any information that, with the passage of time, would cause the information provided to become inaccurate, false, or incomplete. Company shall promptly submit any additional information to supplement, correct, amend or reflect material changes in or to any information submitted to VidAngel that was or has become materially inaccurate, false, or incomplete.

VidAngel will keep confidential information designated by Company in writing as confidential provided, however, that information shall not be deemed or treated as confidential it if (i) is already in our possession before its disclosure to us by Company; (ii) is generally available to the public, or (iii) becomes available to

{00944702.1 }

Doc ID: 020e1e40129f9f52a565eee0a3c6b047cb5e2ac4

us on a non-confidential basis from a third party whom we do not know to be bound by a confidentiality obligation with respect to such information. VidAngel will not disclose Company's confidential information to any third party other than (a) to its officers, members, employees, agents, affiliates, advisors and representatives in connection with this engagement after informing them of its confidential nature; (b) to any person with prior written consent of Company; or (c) if, we are advised by our legal counsel that we are obligated to disclose such information, in which event we shall use reasonable efforts to obtain a protective order for such information and shall allow Company to assist in such effort. We will use Company's confidential information only for this engagement. The provisions of this paragraph shall survive for two (2) years after the expiration or termination of this Agreement.

VidAngel is an independent contractor to Company and is not a fiduciary to Company or its investors, shareholders, or members. Company acknowledges that it is a sophisticated business enterprise with competent financial advisors and legal counsel and has retained VidAngel for the limited purposes set forth herein. The parties agree that their respective rights and obligations as set forth herein are contractual in nature. Accordingly, Company disclaims any intention to impose any fiduciary obligation on Vidangel by virtue of this engagement, and VidAngel shall not be deemed to have any fiduciary duty or obligation to Company or any of its officers, directors, investors, shareholders, partners, members, affiliates, or creditors, or to any other business entity or its respective officers, directors, shareholders, partners, members, affiliates, or creditors by virtue of this Agreement or the services provided pursuant hereto.

Company agrees to indemnify and hold harmless VidAngel and its officers, directors, partners, investors, shareholders, attorneys, employees, consultants, and independent contractors (each an "Indemnified Party") from and against any losses, claims (including the reasonable cost of investigation), damages or liabilities, joint or several, to which the Indemnified Parties may become subject to the extent such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon (a) any alleged material breach of this Agreement by Company or alleged failure by Company to comply with state or federal securities laws applicable to the Offering, or (b) any allegedly untrue statement of material fact contained (i) in any offering statement related to the Offering or any post-qualification amendment thereto, (ii) any marketing material related to the Offering provided to any third party, or (iii) in any document executed by Company or on its behalf specifically for the purpose of qualifying any or all of the Offering under the securities laws of any jurisdiction or based upon written information furnished by Company under the securities laws thereof, or (c) the alleged omission of a material fact required to be included in the offering statement related to the Offering or any post-qualification amendment thereof or any marketing material related to the Offering provided to any third party to make the statements therein not misleading. Company will reimburse each Indemnified Party for any legal or other expense such party reasonably incurs to investigate or defend against such loss, claim, damage, liability or action; *provided, however*, that Company will not be liable to the extent such loss, claim, damage or liability arises out of, or is based upon, an allegedly untrue statement or alleged omission made in reliance upon and in conformity with written information originated solely by VidAngel and furnished to Company by VidAngel expressly for use in an offering statement related to the Offering, any post-qualification amendment thereof, or any marketing material related to the Offering provided to any third party. This indemnity agreement will be in addition to any liability that Company otherwise has.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Utah without giving effect to any principles of conflicts of law. The parties hereto hereby irrevocably agree to mediate any dispute arising hereunder or related hereto in Salt Lake County, Utah and, if such mediation be unsuccessful in resolving the dispute, to submit to binding arbitration in Salt Lake County, Utah under the Commercial Arbitration Rules of the Judicial Arbitration and Mediation Service or other arbitral association as mutually agreed by the parties. The prevailing party in any such arbitration shall be entitled to recover its reasonable costs and attorneys' fees as determined by, and in the sole discretion of, the arbitrator.

This Agreement contains the entire agreement between us concerning the services to be provided hereunder and supersedes any prior understanding or agreement in connection therewith. Any amendment or waiver of any right or obligation must be in writing signed by the party against whom it is sought to be

{00944702.1 }

Doc ID: 020e1e40129f9f52a565eee0a3c6b047cb5e2ac4

enforced. The officers signing below are duly authorized to execute this Agreement on behalf of Company and VidAngel and upon its execution, it shall be binding against Company and VidAngel.

This Agreement may not be assigned by Company without VidAngel’s prior written consent, which consent may be withheld for any reason. The benefits of this Agreement and the attached indemnification shall inure to the respective successors and assigns of the parties to, and persons indemnified under, this Agreement and their successors, assigns and representatives, and the obligations and liabilities assumed under this Agreement shall be binding upon each party’s respective successors and assigns.

IN WITNESS THEREOF, the parties hereto have executed this Agreement as of the date first above written.

The Chosen, LLC

Signature: /s/ Derral Eves
Date:        02/15/2018

Printed Name: Derral Eves

Title: Manager

VidAngel, Inc.

Signature: /s/ Neal Harmon
Date:        02/15/2018

Printed Name: Neal Harmon

Title: CEO

________________________